Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated January 13, 2005, except for Note 2, as to which the date is July 19, 2005, in this Registration Statement on Form S-4 of Independent Bank Corp. related to the consolidated statements of income, changes in stockholders’ equity and cash flows of Slade’s Ferry Bancorp. and Subsidiary for the year ended December 31, 2004 which report appears in the Annual Report on Form 10-K/A for the year ended December 31, 2004 of Slade’s Ferry Bancorp. We also consent to the reference to us under the heading “Experts” in such registration statement.

SHATSWELL, MacLEOD & COMPANY, P.C.
West Peabody, Massachusetts
December 5, 2007
83 PINE STREET • WEST PEABODY, MASSACHUSETTS 01960-3635 • TELEPHONE (978) 535-0206 • FACSIMILE (978) 535-9908
smc@shatswell.com               www.shatswell.com